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                                  EXHIBIT 99.1


[PHOENIX LOGO]

THE PHOENIX COMPANIES, INC.                     N  E  W  S     R  E  L  E  A S E



One American Row
PO Box 5056
Hartford CT 06102-5056
www.phoenixwm.com


FOR:         IMMEDIATE RELEASE
CONTACT:     MEDIA RELATIONS:     ALICE S. ERICSON  860-403-5946
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             INVESTOR RELATIONS:  PETER A. HOFMANN  860-403-7100
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         THE PHOENIX COMPANIES, INC. ANNOUNCES STOCK REPURCHASE PROGRAM

HARTFORD, CONN. - SEPTEMBER 17, 2001 - The Phoenix Companies, Inc. (NYSE:PNX) today announced that its board of directors has authorized a plan to repurchase up to an aggregate of 6 million shares of the company's outstanding common stock. Phoenix currently has 106.4 million shares of common stock outstanding.

Under the repurchase program, purchases will be made from time to time on the open market or in negotiated transactions, subject to market prices and other conditions. No time limit was placed on the duration of the repurchase program, which may be modified, extended or terminated by the board of directors at any time. However, it is management's current intention to complete the program within 12 to 18 months.

Phoenix is a leading provider of wealth management products and services to individuals and institutions. Through a variety of advisors and financial services firms, Phoenix helps the affluent and high net worth accumulate, preserve and transfer their wealth with an innovative portfolio of life insurance, annuity and investment management products and services. With a history dating to 1851, Phoenix operates through its two principal subsidiaries, Phoenix Life Insurance Company and Phoenix Investment Partners, Ltd., and offers trust services through another subsidiary, Phoenix Charter Oak Trust Company. Phoenix has assets of $21.3 billion, assets under management of $63.0 billion, and its shares are traded on the New York Stock Exchange

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with a market capitalization of approximately $1.6 billion. Phoenix Life
Insurance Company is rated Aa3 (Excellent) by Moody's, AA- (Very Strong) by Standard & Poor's, A (Excellent) by A.M. Best, and AA (Very Strong) by Fitch. Phoenix has corporate offices in Hartford, Conn. For more information on Phoenix, visit www.phoenixwm.com
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